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                                                                     EXHIBIT 2.1



                                        SEPARATION ARRANGEMENT AGREEMENT



                                        RELATING TO THE SEPARATION OF THE FISHER
                                        & PAYKEL GROUP









                                        FISHER & PAYKEL INDUSTRIES LIMITED




                                           AND




                                        FISHER & PAYKEL APPLIANCES HOLDINGS
                                         LIMITED





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CONTENTS


1.   INTERPRETATION.......................................................     3


2.   SEPARATION...........................................................     9


3.   THE SEPARATION ARRANGEMENT PROCESS...................................    10


4.   CONDITIONS TO THE SEPARATION ARRANGEMENT.............................    10


5.   CONDUCT OF THE PARTIES PRIOR TO THE SEPARATION DATE..................    10


6.   INTERNAL REORGANISATION..............................................    12


7.   ONGOING CO-OPERATION AND INDEMNITIES.................................    14


8.   PAYMENT..............................................................    20


9.   REVERSAL OF SEPARATION ARRANGEMENT...................................    20


10.  AMENDMENT............................................................    20


11.  TAXATION.............................................................    21


12.  GENERAL..............................................................    22


SCHEDULE 1:  SEPARATION ARRANGEMENT PLAN..................................    26


SCHEDULE 2:  FISHER & PAYKEL GROUP........................................    32


SCHEDULE 3: CONDITIONS....................................................    33


SCHEDULE 4:  APPLIANCES COMPANIES, FINANCE COMPANIES AND
     HEALTHCARE COMPANIES.................................................    35


SCHEDULE 5:  MISPLACED ASSETS AND LIABILITIES.............................    37


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This AGREEMENT is made on 23 August 2001


BETWEEN        (1) FISHER & PAYKEL INDUSTRIES LIMITED, a company governed by the laws of New Zealand (FPIL); and


AND            (2) FISHER & PAYKEL APPLIANCES HOLDINGS LIMITED, a company governed by the laws of New Zealand (FPAH).


INTRODUCTION


A. The Fisher & Paykel Group is a group of companies engaged in the appliances, finance and healthcare businesses.


B. FPIL, the ultimate holding company of the Fisher & Paykel Group, proposes to separate its appliances and finance businesses and its healthcare business into two listed companies, namely:


        (i) FPAH, which will own the appliances and finance businesses; and


        (ii) Fisher & Paykel Healthcare Corporation Limited, which will own the healthcare business.


C. It is also proposed that FPAH will sell a portion of the FPIL Shares it acquires as part of the Separation Arrangement, amounting to approximately 18% of the FPHC Shares then outstanding, to investors in the United States.


D. It is proposed the various transactions will be implemented through a High Court-approved arrangement under Part XV (section 236) of the Act.


E. The boards of directors of FPIL and FPAH have determined that it is in the best interests of their respective companies and shareholders to enter into this Agreement and to implement the Separation Arrangement.


F. The parties have agreed to implement the Separation Arrangement and related transactions on the terms set out in this Agreement.


IT IS AGREED

1.      INTERPRETATION

1.1     DEFINITIONS

        In this Agreement (including the Schedules to this Agreement), unless otherwise specified or the context otherwise requires:


        ACT means the Companies Act 1993, as amended from time to time;


        ACTUAL ALLOCATED TOTAL BORROWINGS AS AT THE SEPARATION DATE has the meaning ascribed to it in clause 6.2(f);


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        AF INVESTMENTS means AF Investments Limited, a wholly-owned subsidiary of FPAH;


        AGENCY means any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or any elected or appointed public official;


        ANNUAL SHAREHOLDERS MEETING means the next occurring annual meeting of FPIL Shareholders (and any adjournments or postponements of that annual meeting) which meeting will include consideration, and if thought fit, approval, of the Separation Arrangement;


        APPLIANCES COMPANIES means Fisher & Paykel and its direct and indirect ownership interests in the entities as disclosed in Schedule 4;


        COMPLETION DATE means the date on which completion of the sale of FPHC Shares pursuant to the U.S. Healthcare Offer occurs;


        COURT means the High Court of New Zealand;


        EXISTING EMPLOYEE SHARE SCHEMES means the Fisher & Paykel Employee Share Scheme established by deed dated 15 October 1979, the Fisher & Paykel Executive Staff Share Purchase Scheme established by deed dated 2 December 1983 and the Fisher & Paykel Australian Employee Share Purchase Scheme established by deed dated 1 August 1996;


        FINANCE COMPANIES means Fisher & Paykel Finance and its direct and indirect ownership interests in the entities as disclosed in Schedule 4;


        FINAL COURT ORDERS means the final orders of the Court approving the Separation Arrangement and making it binding on FPIL, the FPIL Shareholders and FPAH, made under Part XV of the Act;


        FISHER & PAYKEL means Fisher & Paykel Limited (to be renamed Fisher & Paykel Appliances Limited after implementation of the Separation Arrangement);


        FISHER & PAYKEL FINANCE means Fisher & Paykel Finance Limited;


        FISHER & PAYKEL GROUP means all the companies within the Fisher & Paykel Group as set out in the corporate chart in Schedule 2;


        FISHER & PAYKEL HEALTHCARE means Fisher & Paykel Healthcare Limited;


        FPAH means Fisher & Paykel Appliances Holdings Limited;


        FPHC means Fisher & Paykel Healthcare Corporation Limited;


        FPHC SHARES means shares in the capital of FPHC;


        FPIL means Fisher & Paykel Industries Limited (to be renamed FPHC on the Separation Date), provided that where it is appropriate to specifically refer FPIL as it will exist on completion of the transactions in clauses 2.1(b)(i) to (x) of the Separation Arrangement Plan, FPIL will be referred to as FPHC;


        FPIL SHARES means shares in the capital of FPIL;


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        HEALTHCARE COMPANIES means FPIL and its direct and indirect ownership interests in the entities as disclosed in Schedule 4;


        INTERIM COURT ORDERS means the interim orders of the Court in respect of the Separation Arrangement, made under section 236(2) of the Act;


        LAW means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any government or Agency;


        MATERIALLY ADVERSE means, with respect to the Separation Arrangement or with respect to a person, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the expected outcome of the Separation Arrangement or the operations, results of operation, business or assets of that person taken as a whole;


        MISPLACED ASSET has the meaning ascribed to it in Schedule 5;


        MISPLACED LIABILITY has the meaning ascribed to it in Schedule 5;


        NZSE means the New Zealand Stock Exchange;


        NZ$ and NZ DOLLARS means the lawful currency of New Zealand;


        RECORD DATE means the date by reference to which the entitlement of holders of shares in FPIL to participate in the Separation Arrangement Plan is determined, being 9 November 2001; provided however that if at any time before such date (or before any extended Record Date as contemplated in this definition), any event shall have occurred which, in the opinion of the board of directors of FPIL, acting reasonably and in good faith:


        (a) is of such a material nature that it is no longer prepared to recommend the Separation Arrangement to the FPIL Shareholders unless circumstances change; or


        (b) makes it impractical to proceed with the Separation Arrangement at that time,


        the Record Date may be extended to such revised Record Date as may be selected and notified by FPIL to the NZSE as specified, being a date which is not later than 31 December 2001 or such later date as may be agreed by FPIL and FPAH and approved by the Court. Notification of any revised Record Date must be given not less than 6 days (or such lesser period as the NZSE may permit) before the then current Record Date;


        SEPARATION ARRANGEMENT means the Court approved arrangement to effect the separation of FPIL's appliances and finance businesses and FPIL's healthcare business into two listed companies and to undertake the U.S. Healthcare Offer, the key elements of which are described in the Separation Arrangement Plan set out as Schedule 1, subject to any amendment or variation made in accordance with this Agreement;


        SEPARATION ARRANGEMENT PLAN means the separation arrangement plan set out in Schedule 1, subject to any amendment or variation made in accordance with this Agreement;


        SEPARATION DATE means the date on which the appliances and finance businesses of FPIL are acquired by FPAH under the Separation Arrangement, being the date selected by FPIL and notified immediately to the NZSE as the "Separation Date" for the purposes of this Agreement and the Separation Arrangement, and being a date not later than 5 business days after the Record Date;


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        SHAREHOLDERS means shareholders in a company;


        SHAREHOLDERS' MATERIALS means the FPIL notice of meeting, the FPHC information memorandum and the FPAH information memorandum (and (or including) any prospectus, investment statement, registration statement or other documentation required pursuant to Law in connection with the Annual Shareholders Meeting or the Separation Arrangement);


        SUBSIDIARY has the meaning in the Act;


        TOTAL BORROWINGS means all borrowings of the Fisher & Paykel Group including:


        (a) (i)  term borrowings;


            (ii) term borrowings (current);


            (iii) bank overdraft; and


            (iv) call borrowings; less


        (b) cash and bank balances,


        but excluding all borrowings of the finance business;


        UNDERWRITING AGREEMENT means the agreement entered into between FPAH, FPHC and certain underwriters referred to in clause 2.1(b)(xi) of the Separation Arrangement Plan;


        U.S. HEALTHCARE OFFER means the offer and sale by FPAH primarily to U.S. investors under a U.S. public offering registered with the U.S. Securities and Exchange Commission, as well as to certain qualifying investors in other selected jurisdictions, of approximately 18% of the FPHC Shares outstanding immediately following the acquisition of the appliances and finance businesses of FPIL by FPAH under the Separation Arrangement; and


        US$ and US DOLLARS means the lawful currency of United States.


1.2     CONSTRUCTION OF CERTAIN REFERENCES

        In this Agreement (including the Schedules to this Agreement), unless otherwise specified or the context otherwise requires:


        (a) AGREEMENT includes a contract, licence, franchise, undertaking, arrangement or understanding (in each case whether oral or written), deed or other document recording obligations (whether mutual or otherwise), and includes that agreement as modified, supplemented, novated or substituted from time to time;


        (b) ASSETS includes the whole or any part of the relevant person's business, undertaking, property, revenues or chose in action, in each case, present or future, and a reference to an asset also includes any legal or equitable interest in it;


        (c) BUSINESS DAY means any day other than a Saturday, Sunday, a public holiday in New Zealand or a day on which banks are not open for business in Auckland, New Zealand;


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        (d) EVENT includes any act, omission, transaction or other occurrence, or any series of events, but excludes completion of the transactions contemplated by this Agreement;


        (e) LIABILITIES includes any obligation (whether present or future, actual or contingent, secured or unsecured, joint or several, as principal, surety by way of guarantee or otherwise) whether for the payment of money or otherwise;


        (f) LOSSES do not include consequential losses;


        (g) an asset or liability is PROPERLY ATTRIBUTABLE to:


            (i)  the appliances or finance business; or


            (ii) the healthcare business,


            carried on by the Fisher & Paykel Group prior to the Separation Date and by FPAH or FPHC (and their respective Subsidiaries) respectively on and after the Separation Date, if:


                 (A) the parties have agreed that it will be attributable to that business; or


                 (B) if not covered by (A), the asset or liability was attributed to that business in the preparation of the consolidated audited accounts of the Fisher & Paykel Group as at 31 March 2001 or, in the case of an asset or liability arising subsequent to 31 March 2001 the asset or liability would be attributed to that business pursuant to the terms of reference applied in the preparation of the consolidated audited accounts of the Fisher & Paykel Group as at 31 March 2001; or


                 (C) if not covered by (A) or (B), in respect of an asset, the asset is used principally or arises principally in respect of that business and, in respect of a liability, the liability arises principally in respect of that business.


            If the asset or liability is not covered by any of the categories in
            (A) to (C) above, unless otherwise agreed by the parties, the asset or liability shall be PROPERLY ATTRIBUTABLE to each of (i) the appliances and finance businesses; and (ii) the healthcare business, pro-rata in proportion to the respective values attributed by FPIL to (iii) Fisher & Paykel and Fisher & Paykel Finance taken together; and (iv) FPHC as at the date, and for the purposes, of this Agreement (as such values are recorded in the letter between FPIL and FPAH dated the same date as this Agreement).


            For these purposes, the parties agree that, except as otherwise provided in this Agreement or agreed in writing by the parties, any taxation arising in connection with any aspect of the internal reorganisation of the Fisher & Paykel Group referred to in clause
            6.1 or any of the components of the Separation Arrangement shall respectively be assets or liabilities properly attributable to:


            (i) in the case of the internal reorganisation, the business which the relevant aspect of the internal reorganisation is designed to benefit; and


            (ii) in the case of any of the components of the Separation
                 Arrangement (subject to any express provisions of the Separation Arrangement Plan), each of:


                 (A)  the appliances and finance businesses; and


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                 (B)  the healthcare business,

                 pro rata in proportion to the respective values attributed by FPIL to:


                 (C) Fisher & Paykel and Fisher & Paykel Finance taken together; and


                 (D)  FPHC,


                 as at the date, and for the purposes, of this Agreement (as such values are recorded in the letter between FPIL and FPAH dated the same date as this Agreement).


        (h) RELIEF includes:


            (i) any relief, loss, allowance, credit, deduction or set-off in computing income, profits or gains for the purposes of taxation, or any grant conferred on any person; or


            (ii) any right to repayment of taxation (whether or not including interest) available to that person,


            whether in New Zealand or elsewhere; and


        (i) TAXATION includes:


            (i) all forms of taxation, withholdings, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere, including (but without limitation) income tax, withholding taxes, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes and accident compensation levies;


            (ii) loss of relief; and


            (iii) all interest, penalties, fines, costs and expenses incidental and relating to or arising in connection with any such taxes, withholdings, duties, dues, imposts, levies and rates or loss of relief, or any actual or threatened claim or proceeding in connection with any of them or the negotiation of any settlement of any dispute as to the liability of any person for any of them.


1.3     GENERAL REFERENCES

        In this Agreement (including the Schedules to this Agreement), unless otherwise specified or the context otherwise requires:


        (a) CLAUSE, SCHEDULE, ANNEXURE


            a reference to a clause, Schedule or Annexure is a reference to a clause of, schedule to, or annexure to, this Agreement;


        (b) SINGULAR INCLUDES PLURAL


            the singular includes the plural and vice versa;


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        (c) PERSON INCLUDES GROUPS


            the word person includes an individual, a body corporate, a business of FPIL, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;


        (d) PERSON INCLUDES SUCCESSORS


            a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;


        (e) ACCOUNTING MATTERS


            all accounting terms used in this Agreement will have the meanings attributable to such terms under generally accepted accounting principles as applied by FPIL consistent with prior practice; and determinations of an accounting nature required to be made will be made in a manner consistent with generally accepted accounting principles as applied by FPIL consistent with prior practice; and


        (f) LEGISLATION


            a reference to any legislation includes a modification and re-enactment of, legislation enacted in substitution for and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation.


1.4     HEADINGS

        Ignore headings in construing this Agreement.


2.      SEPARATION

        Subject to the express provisions of this Agreement, the Separation Arrangement and the other transactions provided for in this Agreement and the agreements that it contemplates:


        (a) FPIL will separate its appliances and finance businesses and its healthcare business into two listed companies, namely:


            (i)  FPAH, which will own the appliances and finance businesses;
                 and


            (ii) FPHC, which will own the healthcare business,


            and will effect the U.S. Healthcare Offer, by implementing the Separation Arrangement and related transactions, including the following:


                 (A) FPAH will acquire from each FPIL Shareholder a proportion of their FPIL Shares in return for FPAH Shares and a cash payment amount;


                 (B) FPIL will buy back from FPAH 18,200,000 FPIL Shares in consideration for a cash payment;


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                 (C)  AF Investments will acquire the appliances and finance business of FPIL by purchasing all the shares in Fisher & Paykel and Fisher & Paykel Finance for cash;


                 (D)  FPIL will change its name to FPHC; and


                 (E) FPAH will sell approximately 18% of the FPHC Shares then outstanding (being a portion of the FPIL Shares that are acquired by FPAH from FPIL Shareholders as described in
                      (A) above) pursuant to the U.S. Healthcare Offer.


3.      THE SEPARATION ARRANGEMENT PROCESS

        Subject to the terms and conditions of this Agreement:


        (a) as soon as reasonably practicable after the execution of this Agreement, and in any event before 30 September 2001, FPIL will apply to the Court under section 236 of the Act for the Interim Court Orders;


        (b) provided the Interim Court Orders have been obtained, FPIL will call and hold the Annual Shareholders Meeting as soon as reasonably practicable after the Interim Court Orders have been obtained;


        (c) FPIL will, in consultation with FPAH (as appropriate), prepare, register and distribute as necessary or expedient the Shareholders' Materials;


        (d) provided the Separation Arrangement is approved at the Annual Shareholders Meeting in accordance with the Interim Court Orders, as soon as reasonably practicable after the Annual Shareholders Meeting, FPIL will take the necessary steps to submit the Separation Arrangement to the Court and seek the Final Court Orders in such manner as the Court may direct; and


        (e) provided the Final Court Orders are obtained, FPIL and FPAH will take all action necessary to implement the Separation Arrangement in accordance with the Final Court Orders.


4.      CONDITIONS TO THE SEPARATION ARRANGEMENT
4.1     CONDITIONS

        The respective obligations of FPIL and FPAH to complete the transactions contemplated by the Separation Arrangement are subject to the fulfilment, or the waiver by each of them, of the conditions set out in
        Schedule 3.


4.2     SATISFACTION, WAIVER AND RELEASE OF CONDITIONS

        On the acquisition of the appliances and finance businesses of FPIL by FPAH under the Separation Arrangement in accordance with the Final Court Orders, the conditions referred to in this clause 4 will be deemed conclusively to have been satisfied, waived or released.


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5.      CONDUCT OF THE PARTIES PRIOR TO THE SEPARATION DATE

5.1     MUTUAL OBLIGATIONS

        (a) Subject to the terms and conditions of this Agreement, each of FPIL and FPAH will, and will cause its Subsidiaries to, use all reasonable efforts to satisfy each of the conditions to be satisfied by it, as soon as is practical, and in any event before the Separation Date, and take, or cause to be taken, all other action necessary or expedient to permit the completion of the Separation Arrangement and related transactions in accordance with this Agreement, the agreements that it contemplates and applicable Law and to co-operate with the other in connection with the Separation Arrangement, including using all reasonable efforts to:


            (i) obtain the Interim Court Orders, the approval of FPIL Shareholders at the Annual Shareholders Meeting in the manner specified in the Interim Court Orders and obtain the Final Court Orders;


            (ii) provide notice to, and obtain all necessary waivers, consents and approvals or releases from, other parties to all material agreements, understandings or other documents to which it or its Subsidiaries is a party or by which it or its Subsidiaries or its or their properties are bound or affected (including, without limitation, shareholder agreements, leases, loan agreements, guarantees and security), the failure of which to provide or obtain would prevent the implementation of the Separation Arrangement or which, individually or in the aggregate, could reasonably be expected to be Materially Adverse to either FPIL or FPAH and their respective Subsidiaries (in each case taken as a whole), to the implementation of the Separation Arrangement, to the Appliances Companies and the Finance Companies (taken as a whole), or to the Healthcare Companies (taken as a whole);


            (iii) obtain all approvals, authorisations, consents, licences and orders of, and effect or cause to be effected all registrations and filings with, Agencies and other persons as may be necessary to permit the implementation of the Separation Arrangement, the failure of which to obtain or effect would prevent the implementation of the Separation Arrangement or could reasonably be expected to be Materially Adverse to either FPIL or FPAH and their respective Subsidiaries (in each case taken as a whole), to the implementation of the Separation Arrangement, to the Appliances Companies and the Finance Companies (taken as a whole), or to the Healthcare Companies (taken as a whole); and


            (iv) put in place separate funding arrangements for each of FPAH and FPHC, such funding arrangements to take effect on the Separation Date,


            provided that in the process no agreement, understanding or other document will be amended materially to increase the amount payable under it or otherwise be materially more burdensome to FPIL or FPAH or their respective Subsidiaries (in each case taken as a whole), to the Appliances Companies and the Finance Companies (taken as a whole), or to the Healthcare Companies (taken as a whole), without the prior written approval of the other party, which will not be unreasonably withheld.


        (b) Neither FPIL nor FPAH will take any action that would preclude the other from fulfilling its obligations under this Agreement and (without limiting the foregoing) no party will take any steps that might interfere with existing contractual relationships of the other.


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5.2     BUSINESSES OF HEALTHCARE, APPLIANCES AND FINANCE COMPANIES PRIOR TO
        THE SEPARATION DATE

        (a) Prior to the Separation Date, unless FPAH otherwise agrees in writing (which agreement will not be withheld unreasonably) or as otherwise expressly contemplated or permitted by this Agreement or the agreements that it contemplates, FPIL will conduct, or cause its Subsidiaries to conduct, the businesses of the Healthcare Companies, the Appliances Companies and the Finance Companies in the ordinary course of business, in a manner consistent with previous practices and policies of FPIL and to accommodate the separation of the Appliances Companies and the Finance Companies from the Fisher & Paykel Group;


        (b) From the date of this Agreement, FPIL will procure that the Appliances Companies and the Healthcare Companies individually fund their working capital requirements through nominated bank accounts.


5.3     DEFENCE OF PROCEEDINGS

        Each of FPIL and FPAH will vigorously defend any lawsuits or other legal proceedings brought against it or any of its Subsidiaries challenging this Agreement or the completion of the Separation Arrangement or the transactions contemplated by this Agreement. Neither FPIL nor FPAH will settle or compromise (or permit any of its Subsidiaries to settle or compromise) any claim brought in connection with this Agreement, the Separation Arrangement or any transaction contemplated by this Agreement without the prior written consent of the other.


5.4     REGISTRAR AND TRANSFER AGENT

        FPIL will permit the registrar and transfer agent for the FPIL shares to act as depository in connection with the Separation Arrangement and instruct that transfer agent to provide to FPAH (and such persons as it may designate) at such times as it may request such information and such other assistance as it may reasonably request in connection with the implementation and completion of the Separation Arrangement.


6.      INTERNAL REORGANISATION

6.1     INTERNAL REORGANISATION

        On or before the Separation Date, FPIL will undertake an internal reorganisation of the Fisher & Paykel Group to ensure that:


        (a) the corporate structure of the Fisher & Paykel Group is as set out in the corporate chart in Schedule 2;


        (b) the Appliances Companies are the direct or indirect legal and beneficial owner of all the assets and liabilities properly attributable to the appliances business as carried on by the Fisher & Paykel Group prior to the Separation Date;


        (c) the Finance Companies are the direct or indirect legal and beneficial owner of all the assets and liabilities properly attributable to the finance business as carried on by the Fisher & Paykel Group prior to the Separation Date; and


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
        (d) the Healthcare Companies are the direct or indirect legal and beneficial owner of all the assets and liabilities properly attributable to the healthcare business as carried on by the Fisher & Paykel Group prior to the Separation Date.


6.2     ALLOCATION OF TOTAL BORROWINGS

        (a) Notwithstanding clause 6.1, FPIL will procure that Total Borrowings will be allocated to FPIL (on a non-consolidated basis), to the healthcare business and to the appliances business as at the Separation Date (and immediately prior to implementation of the Separation Arrangement Plan) as follows:


            (i) FPIL and the healthcare business will be allocated an amount of Total Borrowings which will result in FPIL (after receipt from AF Investments of the cash component of the purchase price of the appliances and finance business sold by FPIL to AF Investments under the Separation Arrangement Plan) having cash in the range of $30 million to $35 million and the healthcare business holding Total Borrowings in its foreign subsidiaries of $5 million to $10 million; and


            (ii) the balance of Total Borrowings will be allocated to the appliances business.


        (b) Notwithstanding clause 6.1, all borrowings incurred in respect of the finance business will remain with the finance business.


        (c) Nothing in this clause prevents FPIL from paying, prior to the Separation Date, any distribution to FPIL Shareholders authorised by the board of directors of FPIL for payment prior to that date nor prevents Fisher & Paykel Group companies paying dividends to FPIL prior to the Separation Date to enable FPIL to make such distributions to FPIL Shareholders.


        (d) FPIL will ensure that as at the Separation Date the separate funding arrangements that are put in place as required by clause 5.1(a)(iv) and paragraph (i) of Schedule 3 for each of FPAH and FPHC reflect the debt allocations in this clause 6.2.


        (e) At the date of this Agreement, FPIL and FPAH have agreed the "Total Borrowings Attributable to Appliances" for the purposes of the Separation Arrangement Plan.


        (f) As soon as practicable after the Separation Date, FPHC (in its capacity as the continuing FPIL) will calculate the actual amount of Total Borrowings as at the Separation Date (and immediately prior to implementation of the Separation Arrangement Plan) allocated to the appliances business and have a director of FPHC certify those amounts in a statement sent to FPAH.


            This amount, together with the amount of $5 million to $10 million held by the healthcare business pursuant to clause 6.2(a), will become the "Actual Allocated Total Borrowings as at the Separation Date" for the purposes of clause 6.4.


6.3     MISPLACED ASSETS AND LIABILITIES

        If after the Separation Date either party identifies any asset or liability:


        (a) held by FPHC or any of its Subsidiaries that is properly attributable to the appliances or finance business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPAH and its Subsidiaries on or after the Separation Date; or

        (b) held by FPAH or any of its Subsidiaries that is properly attributable to the healthcare business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPHC and its Subsidiaries on or after the Separation Date, the provisions set out in Schedule 5 shall apply prior to any party having recourse to any other remedy at law or in equity.


6.4     EXCEPTION TO MISPLACED ASSETS AND LIABILITIES FOR TOTAL BORROWINGS

        The allocation of Total Borrowings to the appliances business and the healthcare business under clause 6.2 as per the Actual Allocated Total Borrowings as at the Separation Date shall be correct for all purposes and shall not be subject to any adjustment pursuant to clauses 6.1 or 6.3.


6.5     EXCEPTION TO MISPLACED ASSETS AND LIABILITIES FOR EMPLOYEE SHARE
        SCHEMES LOANS

        After the Separation Date, FPHC will continue to hold and administer loans made to employees under FPIL's Existing Employee Share Schemes and such loans shall not be subject to clauses 6.1 or 6.3.


6.6     ELECTRICITY

        Prior to the Separation Date, the parties restructure the current arrangements which apply to the supply of electricity and the provision of line function services to each of FPAH and FPIL on the basis of either:


        (a) having the third party supplier of electricity and the third party provider of line function services agree to provide those services on a separate basis to each of FPAH and FPIL; or


        (b) failing those arrangements being satisfactory to FPAH and FPIL, on the basis that FPAH and FPIL enter into appropriate back to back arrangements in respect of the existing electricity supply agreement and network and connection services agreement.


 7.     ONGOING CO-OPERATION AND INDEMNITIES

 7.1    USE OF FISHER & PAYKEL NAME

        Prior to the Separation Date, FPIL will, and will procure FPAH, Fisher & Paykel Limited, Fisher & Paykel Finance Limited and Fisher & Paykel Healthcare Limited to, enter into a deed of agreement on trade marks under the terms of which, with effect from the Separation Date:


        (a) Fisher & Paykel Limited assigns to each of Fisher & Paykel Finance Limited and Fisher & Paykel Healthcare Limited its rights in respect of the Fisher & Paykel name (and certain other associated names) for certain agreed international classes of trademarks;


        (b) Fisher & Paykel Limited agrees to change its name to include "Appliances" from the time it is no longer a subsidiary of FPIL;

        (c) Fisher & Paykel Limited, Fisher & Paykel Finance Limited and Fisher & Paykel Healthcare Limited will use their respective best endeavours to distinguish their respective businesses from each other; and


        (d) each of FPHC and FPAH will be authorised to use the relevant trade marks and undertake to comply with the relevant provisions of the Deed of Agreement.


7.2     USE OF DOMAIN NAMES

        Prior to the Separation Date, FPIL will procure that Fisher & Paykel Limited and Fisher & Paykel Healthcare Limited enter into a partial deed of assignment of domain names, deed of assignment of domain names and web page and link hosting agreement under the terms of which, with effect from the Separation Date:


        (a) each of Fisher & Paykel Limited and Fisher & Paykel Healthcare Limited will be entitled to the common use of the domain names "fisherpaykel.com" and "fisher&paykel.com (and certain associated domain names);


        (b) Fisher & Paykel Healthcare Limited is assigned the right to use the domain name "fphcare.com" and certain other associated domain names;


        (c) for a period of five years after the Separation Date, Fisher & Paykel Limited will maintain, and provide links to Fisher & Paykel Healthcare Limited websites from its websites linked to, the common domain names referred to in subclause (a) above; and


        (d) each of Fisher & Paykel Limited and Fisher & Paykel Healthcare Limited will forward to the other any email queries received related to the others business.


7.3     JOINT PROCUREMENT INITIATIVES

        (a) FPAH and FPIL will procure that on or around 30 January 2002 and then on or around the last days of each three month period thereafter, representatives of FPAH and FPHC respectively meet to discuss joint procurement initiatives, where the joint procurement of goods and/or services by the two companies would produce obvious efficiencies for both organisations.


        (b) Neither company will be obliged to proceed with any joint procurement initiative suggested by the other.


        (c) At the representatives meeting to be held on or around 30 January 2003 FPAH and FPHC will review whether they wish to continue with the joint procurement initiatives for a further year (with similar annual reviews each year thereafter).


7.4     TECHNOLOGY INITIATIVES

        With effect from the Separation Date:


        (a) In relation to existing technologies developed by the Fisher & Paykel Group prior to implementation of the Separation Arrangement each of FPAH and FPHC will keep the other informed on a timely basis of any new potential applications or developments of the existing technologies which either FPAH or FPHC consider would be beneficial to the other's business. This obligation is to continue for one year after the Separation

            Date and will continue after that date unless either party gives to the other six months notice of termination.


        (b) Either FPAH or FPHC may request the other to provide R&D/engineering services to the other on a basis agreed at the time of request.


        (c) If either FPAH or FPHC develop new technology which they consider might be of benefit to the other, then at the developing company's election, it may inform the other of the development with a view to agreeing a mutually beneficial basis for the further development or sharing of that new technology.


        (d) FPIL will procure Fisher & Paykel Limited to grant Fisher & Paykel Healthcare Limited a patent licence to use certain motor technology as agreed between the parties from time to time.


        (e) Each of FPAH and FPHC will keep all information relating to any of the other company's technology in the strictest of confidence and will enter into any reasonable form of confidentiality agreement required by the other as a precondition to any disclosure of confidential information.


7.5     ADMINISTRATION OF EMPLOYEE SHARE SCHEMES

        (a) On and after the Separation Date, FPHC will continue to administer all outstanding loans under the Existing Employee Share Schemes.


        (b) Where employees of FPAH or its Subsidiaries are having regular deductions taken from their remuneration for the purposes of repaying outstanding loans under the Existing Employee Share Schemes, FPAH will use all reasonable endeavours to continue such deductions and/or repayments after the Separation Date until all such outstanding loans are repaid and will promptly pay all amounts so deducted and/or received to FPHC.


        (c) FPAH will notify FPHC on a timely basis of any employees of FPAH or its Subsidiaries who have outstanding loans under the Existing Employee Share Schemes but who become no longer entitled to have shares vest in their names under the terms of the relevant employee share scheme by virtue of ceasing to be employed by FPAH or one of its Subsidiaries or other relevant circumstances.


7.6     LIABILITY INSURANCE

        (a) On and after the Separation Date, the liability insurance policy, travel insurance policies and death by accident policy for nominated expatriates currently held by FPIL (as such policies have been amended in light of the Separation Arrangement) will be maintained for the benefit of and in the names of both FPAH and FPHC.


        (b) Each of FPAH and FPHC will immediately notify the other of any claim made under any such policy giving all details of the claim and impact on the policy as the other may reasonably require.


        (c) Each of FPAH and FPHC will pay such proportion of the premium payable in respect of any such policy as is equivalent to the proportion of premium in respect of that policy historically attributed to the appliances and finance business and the healthcare business respectively. If either FPAH or FPHC becomes aware that any portion of the premium payable by the other or any excess payment required under any such policy should have been paid by the other company but has not been paid, then it may immediately make that payment to the insurer and the company which should have made that payment but has not, will indemnify the paying company for any amount so paid.


        (d) FPAH and FPHC will procure that representatives of FPAH and FPHC each year meet on or around the anniversary of the Separation Date to decide whether to continue with such joint insurance policies or to effect their own insurance policies.


7.7     ACCESS TO INFORMATION

        From and after the Separation Date FPAH will retain, and will procure its Subsidiaries to retain, all records pertaining to FPIL (other than the items agreed to be retained by FPIL), the Appliances Companies and the Finance Companies that relate to the period prior to the Separation Date for a period of 8 years from the date of their creation and permit FPHC and its representatives to inspect those records, upon reasonable notice, during normal business hours and to make copies of those records, as may be required by FPHC to discharge any obligations that it may have.


7.8     CORPORATE OFFICE FUNCTIONS

        The existing corporate office of FPIL will continue to provide corporate office functions to both FPAH and FPHC for a transitional period from the Separation Date to 31 December 2001, on the terms agreed between FPHC and FPAH.


7.9     SUPERANNUATION

        (a) As soon as practicable after the Separation Date and in any event no later than six months after that date, FPHC will procure Fisher & Paykel Healthcare to offer to all employees of the Healthcare Companies who are members of the Fisher & Paykel Super Plan (FISHER & PAYKEL PLAN) and whose benefits are determined on a defined contribution basis (DEFINED CONTRIBUTION AFFECTED MEMBERS) membership of a superannuation scheme (HEALTHCARE SCHEME) established or made available for the purpose of providing benefits that are equivalent to those provided to the Defined Contribution Affected Employees under the Fisher & Paykel Plan immediately prior to the Separation Date.


        (b) FPHC will procure Fisher & Paykel Healthcare to use reasonable endeavours to procure that the Defined Contribution Affected Employees consent to transfer to the Healthcare Scheme. All communications to Defined Contribution Affected Employees relating to the transfer offer will:


            (i) be subject to written approval by FPAH, which approval should not be unreasonably withheld or delayed; and


            (ii) specify the closing date for acceptance of the transfer offer.


        (c) FPAH will procure that, as soon as practicable after the closing date for acceptance of the transfer offer in clause 7.9(a) and in any event no later than 60 days after that date, the trustee of the Fisher & Paykel Plan will, in respect of all Defined Contribution Affected Employees who accept the transfer offer in clause 7.9(a) (TRANSFERRING AFFECTED EMPLOYEES), transfer to the trustee of the Healthcare Scheme assets whose value (TRANSFER VALUE) is no less than the sum of:


            (i) the Transferring Affected Employees' Accrued Benefits (as defined in the trust deed for the Fisher & Paykel Plan) or, if the aggregate Accrued Benefits under the Fisher & Paykel Plan at the relevant time are greater than the assets of the Fisher & Paykel Plan, the proportionate share of the Transferring Affected Employees' Accrued Benefits assuming all Accrued Benefits are scaled down pro rata to the extent necessary to ensure that in aggregate they equal the assets of the Fisher & Paykel Plan; and


            (ii) a share of the assets of the Fisher & Paykel Plan (if any) that exceed the Accrued Benefits of all members of the Fisher & Paykel Plan calculated as the proportion that the Accrued Benefits of the Transferring Affected Employees bear to the Accrued Benefits of all members of the Fisher & Paykel Plan, as at the day preceding, if clause 6.1 of the trust deed of the Fisher & Paykel Plan applies, the cessation of participation, and, if clause 7.3 of the trust deed of the Fisher & Paykel Plan applies, the date of transfer, as determined by the Fisher & Paykel Plan's actuary, based on the actuarial assumptions and methods adopted in the Fisher & Paykel Plan's actuarial report prepared as at 1 April 2000, and notified to FPHC.


        (d) In respect of any Defined Contribution Affected Employees who do not accept the transfer offer in clause 7.9(a) by the closing date of the offer and any other employees of the Healthcare Companies who are members of the Fisher & Paykel Plan to whom the transfer offer in clause 7.9(a) is not made (together, NON-TRANSFERRING AFFECTED EMPLOYEES), subject to clause 7.9(e), FPAH and FPHC will agree the arrangements to be put in place and the following provisions shall apply, unless the parties agree otherwise:


            (i)   FPHC will procure that Fisher & Paykel Healthcare will:


                  (A) comply with its obligations under the trust deed for the Fisher & Paykel Plan;


                  (B) not invite any other employees of the Healthcare Companies to become members of the Fisher & Paykel Plan.


           (ii) FPHC will procure Fisher & Paykel Healthcare to pay to the trustees of the Fisher & Paykel Plan monthly an amount equivalent, after deducting specified superannuation contribution withholding tax, to the projected unit cost for the Non-transferring Affected Employees remaining in the Fisher & Paykel Plan for the benefits accruing to those Non-transferring Affected Employees (if any) in the normal course of events during their membership in the Fisher & Paykel Plan (less those Non-transferring Affected Employees' contributions to the Fisher & Paykel Plan), as calculated by the trustee of the Fisher & Paykel Plan based on the actuarial assumptions and methods adopted in the Fisher & Paykel Plan's then most recent actuarial report subject to consistency with the FAS 87 actuarial principles.


            (iii) FPAH will use all reasonable endeavours to ensure that no actions are taken or discretions exercised, without FPHC's prior written consent (not to be unreasonably withheld or delayed), that would alter the level of benefits or contributions under the rules of the Fisher & Paykel Plan from the level applicable immediately prior to the Separation Date or make any other amendments to the trust deed of the Fisher & Paykel Plan that would adversely impact on Fisher & Paykel Healthcare or the employees of the Healthcare Companies who are members of the Fisher & Paykel Plan until all such employees cease to be beneficiaries of the Fisher & Paykel Plan.

        (e) Notwithstanding clause 7.9(d)(iii), FPAH will procure that, in respect of any Defined Contribution Affected Employees who do not accept the transfer offer in clause 7.9(a) by the closing date of the offer, the Fisher & Paykel Plan will be amended so that, as from the closing date of the transfer offer, no further contributions are made by those members and no insured benefits will be provided in respect of them.


        (f) If FPHC does not accept the determination of the transfer value within 10 days after notice of such determination is received by FPHC, the issue in dispute will be referred, on the application of either FPAH or FPHC, to an independent actuary nominated by the President of the New Zealand Society of Actuaries for determination. Such person will act as an expert and not as an arbitrator and the provisions of the Arbitration Act 1996 will not apply to such determination, which will be final and binding. FPAH and FPHC will bear equally the expert's costs in making such determination. FPAH will provide and use its reasonable endeavours to procure the trustee of the Fisher & Paykel Plan to provide to FPHC information reasonably required by FPHC to verify the calculations.


7.10    TAX

        FPHC and FPAH will co-operate with each other, where necessary, to ensure the efficient filing of relevant tax returns for the year ended 31 March 2002.


7.11    CROSS INDEMNITY

        In addition to, and without limiting, the provisions of clause 6.3, from the Separation Date:


        (a) FPHC shall indemnify FPAH and its Subsidiaries from and against any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, taxation) sustained or incurred by FPAH or any of its Subsidiaries on or after the Separation Date that relate to the healthcare business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPHC and its Subsidiaries on or after the Separation Date;


        (b) FPAH shall indemnify FPHC and its Subsidiaries from and against any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, taxation) sustained or incurred by FPHC or any of its Subsidiaries on or after the Separation Date that relate to the appliances or finance businesses as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPAH and its Subsidiaries after the Separation Date.


        For the avoidance of doubt, it is acknowledged that the indemnities in this clause 7.11 do not apply to any losses, damages, liabilities, claims, costs or expenses to the extent they relate to any holding of shares in FPHC by FPAH.


7.12    INDEMNITY FOR UNTRUE STATEMENTS

        In addition to, and without limiting, the indemnities in this Agreement, from the Separation Date:


        (a) FPHC shall, to the fullest extent permitted by law, indemnify each of FPAH and each of its directors and officers from time to time from and against any and all losses, damages, liabilities, claims, costs and expenses sustained or incurred by FPAH or any such person arising in respect of any untrue statement relating to FPHC or the healthcare business in any of the Shareholder Materials or the Underwriting Agreement; and

        (b) FPAH shall, to the fullest extent permitted by law, indemnify each of FPHC and each of its directors and officers from time to time from and against any and all losses, damages, liabilities, claims, costs and expenses sustained or incurred by FPHC or any such person arising in respect of any untrue statement relating to FPAH or the appliances or finance business in any of the Shareholder Materials or the Underwriting Agreement.


        For the avoidance of doubt, it is acknowledged that the indemnities in this clause 7.12 do not apply in respect of Shareholders Materials that are prepared after the Separation Date (if any).


7.13    GENERAL CO-OPERATION

        For the first six months after the Separation Date, the parties will procure their respective representatives to meet on a monthly basis to consider any internal reorganisation, sharing, indemnity or taxation issues as necessary. At the last such meeting, the parties will determine whether any further meetings are required and if necessary, agree an ongoing programme. If any matter arises at any such meeting that is not resolved by the representatives at the meeting, the matter shall be referred to the chief executive officer of each party to resolve, each acting reasonably and in good faith.


 8.     PAYMENT

        PAYMENT OBLIGATIONS

        FPIL and FPAH will, or will cause their Subsidiaries to, make all payments referred to in the Separation Arrangement Plan:


        (a) on the dates specified in the Separation Arrangement Plan.


        (b) in immediately available funds.


9.      REVERSAL OF SEPARATION ARRANGEMENT

        If the Separation Arrangement is reversed in accordance with clause 2.2 of the Separation Arrangement Plan, each of FPIL and FPAH will do (and will cause their respective Subsidiaries to do) all acts and things reasonably necessary to effect such reversal and reinstate the status quo prior to execution of this Agreement; provided that the internal reorganisation transactions referred to in clause 6.1 may at FPIL's discretion continue in place without reversal or any amendment.


10.     AMENDMENT

10.1    AMENDMENT BY AGREEMENT

        (a) This Agreement or the Separation Arrangement may be amended by written agreement of the parties at any time before or after the Annual Shareholders Meeting provided that any amendment to the Separation Arrangement must:


            (i)  be in the best interests of FPIL and FPIL Shareholders; and

            (ii) be contained in a written document which is filed with the
                 Court; and


            (iii)be approved by the Court and, if material, communicated to
                 FPIL Shareholders in the manner required by the Court (if so required).


        (b) Without limiting the generality of the foregoing, any such amendment may:


            (i) waive compliance with, or modify, any of the covenants contained in this Agreement, including waive or modify performance of any of the obligations of either of the parties; or


            (ii) waive, or modify, any condition referred to in clause 4 of this Agreement.


10.2    COURT DIRECTED AMENDMENTS

        Any amendment to the Separation Arrangement which is requested or proposed by the Court will be effective only if it is consented to by FPIL and FPAH.


11.     TAXATION

11.1    LOWEST PRICE

        For the purposes of the accrual rules in the Income Tax Act 1994:


        (a) the consideration payable for any property that is to be transferred under this Agreement is the lowest price that the transferee and transferor would have agreed for the property on the basis of payment in full at the time at which the first right in the property is to be transferred;


        (b) the consideration payable is the value of the property; and


        (c) the consideration payable does not include any capitalised interest.


11.2    GST

        (a) Any consideration payable for a supply made pursuant to this Agreement is stated exclusive of GST. The party (the RECIPIENT) to this Agreement which is, or a Subsidiary of which is, the recipient of a supply will pay (and/or, as the case may require, will procure any other person required to pay any consideration for that supply to pay) to the supplier of that supply (the SUPPLIER), in addition to the consideration otherwise payable for that supply, the amount of any GST chargeable on that supply and any GST Penalties, so that the supplier will receive and retain, after payment of any GST and GST Penalties, the consideration otherwise payable. However, neither the recipient (nor any other person required to pay any consideration for that supply) will be liable to pay any GST Penalties relating to that supply which accrue or are imposed solely as a consequence of the supplier having failed to correctly account to the relevant tax authority for the GST and GST Penalties after the date on which the recipient (or other person) has paid to the supplier in full all GST and GST Penalties which the supplier has (in the manner set out in clause 11.2(b) below) notified the recipient to be payable.


        (b) Any GST and GST Penalties payable pursuant to this clause 11.2 are payable upon presentation of a Tax Invoice issued by the supplier to the recipient and, if any GST

            Penalties are payable, the Tax Invoice must be accompanied by a document issued by the relevant tax authority and must specify the amount of the GST Penalties payable.


        (c) If any amount payable under clause 11.2(a) is not paid on presentation of the items specified in clause 11.2(b) then interest on such unpaid amount will be payable to the supplier and will accrue from the date of such presentation at the rate of 10% per annum, compounding monthly. The recipient will pay (and/or, as the case may require, will procure any other person required to pay any consideration for the relevant supply to pay) this interest on demand by the supplier.


        (d) Any liability to pay an amount under this clause 11.2 will, if owed by more than one person, be joint and several.


        (e) For the purposes of this clause 11.2:


            (i) GST means tax charged in New Zealand under the Goods and Services Tax Act 1985 (New Zealand) and any similar value added tax charged or levied in any other jurisdiction;


            (ii)  GST LEGISLATION means legislation which charges or imposes
                  GST;


            (iii) GST PENALTIES means any fines, penalties, additional taxes, interest or similar charges imposed by any relevant tax authority in respect of the late payment or non-payment of any GST; and


            (iv)  TAX INVOICE means:


                  (A) for a supply subject to the Goods and Services Tax Act 1985 (New Zealand), the meaning given to the term in that legislation; or


                  (B) for any supply subject to GST under another jurisdiction, a document in a form prescribed by the relevant GST Legislation notifying or confirming an obligation to make a payment and which may be necessary for the recipient of the supply to claim a credit for the GST paid or payable.


12.     GENERAL

12.1    ENTIRE AGREEMENT

        This Agreement and the documents referred to in this Agreement constitute the entire obligation of the parties with respect to their subject matter and supersede any prior expression of intent or understandings with respect to such subject matter.


12.2    SCHEDULES

        The following are the Schedules to, and form an integral part of, this
        Agreement:


           Schedule 1  - Separation Arrangement Plan
           Schedule 2  - Fisher & Paykel Group
           Schedule 3  - Conditions
           Schedule 4  - Appliances Companies, Finance Companies and Healthcare
                         Companies
           Schedule 5  - Misplaced Assets and Liabilities

12.3    FURTHER ASSURANCES

        Subject to the conditions of this Agreement, FPIL and FPAH will do (and will cause their respective Subsidiaries to do) all acts and things reasonably necessary to give full effect to the transactions contemplated in this Agreement and, where appropriate, co-operate with each other in doing those acts and things.


12.4    BINDING EFFECT

        This Agreement is binding upon and enures to the benefit of and is enforceable by the parties to this Agreement and their respective successors.


12.5    COVENANTS AND AGREEMENTS NOT TO SURVIVE

        The covenants and agreements, and any representations and warranties, of each of FPIL and FPAH contained in this Agreement apply only in respect of the period from the date of this Agreement to the Separation Date and will not survive beyond the Separation Date, except for the covenants and agreements contained in clauses 1, 2, 6.2, 6.3, 6.4, 6.5, 6.6, 7, 8, 9, 10, 11 and 12 and in Schedules 5, 6, and 7, which will survive. No action or claim may be brought or maintained after the Separation Date in respect of any covenants, agreements, representations or warranties contained in this Agreement (except for those contained in clauses 1, 2, 6.2, 6.3, 6.4, 6.5, 6.6, 7, 8, 9, 10, 11 and 12 and in Schedules 5, 6,
        and 7).


12.6    ASSIGNMENT

        This Agreement is not assignable by any party.


12.7    CONTRACTS PRIVITY

        The provisions of this Agreement that are expressed to confer rights on any Subsidiary of any party or any other person are for the benefit of, and intended to be enforceable by, each such Subsidiary or other person in accordance with the Contracts (Privity) Act 1982. Notwithstanding the foregoing, the provisions of clause 6.3 and Schedule 5 are not intended to create any obligation for the benefit of, or be enforceable by, any third person to whom any obligations are owed in respect of any Misplaced Asset or Misplaced Liability.


12.8    RESPONSIBILITY FOR EXPENSES

        Unless otherwise provided, all expenses (other than expenses in connection with the enforcement of rights or obligations under this Agreement) incurred in connection with this Agreement and the transactions that it contemplates will be for the account of FPAH.


12.9    TIME

        Time is of the essence of this Agreement in each and every matter or thing provided in this Agreement.


12.10   EXERCISE OF RIGHTS AND WAIVERS

        No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by any person in respect of the breach of any party's obligations under this Agreement is to:

        (a) operate as a waiver of or prevent the subsequent enforcement of that obligation; or


        (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.


        No waiver by a person of its rights under this Agreement will be effective unless it is in writing and signed by that person.


12.11   NOTICES

        (a) Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other party. The initial facsimile number, address and relevant person or office holder of each party is set out below:


            (i)  in the case of FPIL:


                 Fisher & Paykel Industries Limited
                 78 Springs Road
                 East Tamaki
                 Auckland
                 New Zealand

                 Facsimile No.: (64) (9) 273 0538


                 Attention:     Lindsay Gillanders


                 or after the Separation Date:


                 Fisher & Paykel Healthcare Corporation Limited
                 15 Maurice Paykel Place
                 East Tamaki
                 Auckland


                 Facsimile No.: (64) (9) 574 0158


                 Attention:     Mike Daniell


            (ii) in the case of FPAH:


                 Fisher & Paykel Appliances Holdings Limited
                 78 Springs Road
                 East Tamaki
                 Auckland
                 New Zealand


                 Facsimile No.: (64) (9) 273 0538


                 Attention:     John Bongard

        (b) No communication is to be effective until received. A communication is, however, to be deemed to be received by the addressee:


            (i) in the case of a facsimile that is recorded as successfully transmitted, on the business day on which it is sent or, if sent after 5pm (in the place of receipt) on a business day or, if sent on a non-business day, on the next business day after the date of sending; and


            (ii) in the case of personal delivery, when delivered.


12.12   COUNTERPARTS

        This Agreement may be signed in two counterparts (by facsimile or otherwise), each of which is deemed to be an original and both of which, when taken together, is deemed to constitute one and the same instrument.


EXECUTION

EXECUTED as an agreement.


FISHER & PAYKEL INDUSTRIES LIMITED
by:


/s/ W. Lindsay Gillanders                /s/ David B. Henry
------------------------------          ----------------------------------
Director                                Director



FISHER & PAYKEL APPLIANCES
HOLDINGS LIMITED by:


/s/ W. Lindsay Gillanders               /s/ David B. Henry
------------------------------          ----------------------------------
Director                                Director

SCHEDULE 1:  SEPARATION ARRANGEMENT PLAN

1.      INTERPRETATION

1.1     DEFINITIONS

        In this Separation Arrangement Plan:


        ACT means the Companies Act 1993, as amended from time to time;


        AF INVESTMENTS means AF Investments Limited, a wholly-owned subsidiary of FPAH;


        AF INVESTMENTS SHARES means the shares in the capital of AF
        Investments;


        BUSINESS DAY means any day other than a Saturday, Sunday, a public holiday in New Zealand or a day on which banks are not open for business in Auckland, New Zealand;


        COMPLETION DATE means the date on which completion of the sale of FPHC Shares pursuant to the U.S. Healthcare Offer occurs;


        EVENT includes any act, omission, transaction or other occurrence, or any series of events, but excludes completion of the transactions contemplated by the Separation Arrangement Agreement;


        EXISTING EMPLOYEE SHARE SCHEMES means the Fisher & Paykel Employee Share Scheme established by deed dated 15 October 1979, the Fisher & Paykel Executive Staff Share Purchase Scheme established by deed dated 2 December 1983 and the Fisher & Paykel Australian Employee Share Purchase Scheme established by deed dated 1 August 1996;


        EXTERNAL BORROWING AMOUNT means the amount to be borrowed by AF Investments from external lenders, as part of the Separation Arrangement, which equals the difference between the total purchase price of all the shares in Fisher & Paykel Limited and Fisher & Paykel Finance Limited as referred to in clause 2.1(b)(ix) and the amount received by FPAH from FPIL in consideration for the FPIL Shares bought back by FPIL as referred to in clause 2.1(b)(vi);


        FPAH means Fisher & Paykel Appliances Holdings Limited;


        FPAH SHARES means the shares in the capital of FPAH;


        FPHC means Fisher & Paykel Healthcare Corporation Limited;


        FPHC SHARES means the shares in the capital of FPHC;


        FPIL means Fisher & Paykel Industries Limited;


        FPIL SHARES means the shares in the capital of FPIL;


        FPIL SHAREHOLDERS means the persons recorded on the FPIL share register as holders of FPIL Shares on the relevant date;

        NZSE means the New Zealand Stock Exchange;


        NZ$ and NZ DOLLARS means the lawful currency of New Zealand;


        OVER-ALLOTMENT OPTION means an over-allotment option granted by FPAH in favour of the underwriters of the U.S. Healthcare Offer which, if exercised, will require FPAH to sell to the underwriters of the U.S. Healthcare Offer newly issued FPHC Shares equating in number up to an additional 15% of the total number of FPHC Shares sold under the U.S. Healthcare Offer;


        PERSON includes an individual, a body corporate, a business of FPIL, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;


        RECORD DATE means the date by reference to which the entitlement of holders of FPIL Shares to participate in this Separation Arrangement Plan is determined, being 9 November 2001; provided however that if at any time before such date (or before any extended Record Date as contemplated in this definition), any event shall have occurred which, in the opinion of the board of directors of FPIL, acting reasonably and in good faith:


        (a) is of such a material nature that it is no longer prepared to recommend the Separation Arrangement to the FPIL Shareholders unless circumstances change; or


        (b) makes it impractical to proceed with the Separation Arrangement at that time,


        the Record Date may be extended to such revised Record Date as may be selected and notified by FPIL to the NZSE as specified, being a date which is not later than 31 December 2001 or such later date as may be agreed by FPIL and FPAH and approved by the Court. Notification of any revised Record Date must be given not less than 6 days (or such lesser period as the NZSE may permit) before the then current Record Date;


        SEPARATION ARRANGEMENT means the Court approved arrangement to effect the separation of FPIL's appliances and finance businesses and FPIL's healthcare business into two listed companies and to undertake the U.S. Healthcare Offer, the key elements of which are described in this Separation Arrangement Plan, subject to any amendment or variation made in accordance with the Separation Arrangement Agreement;


        SEPARATION ARRANGEMENT AGREEMENT means the separation arrangement agreement dated on or about 23 August 2001, between FPIL and FPAH;


        SEPARATION ARRANGEMENT PLAN means this separation arrangement plan;


        SEPARATION DATE means the date on which the appliances and finance businesses of FPIL are acquired by FPAH under the Separation Arrangement, being the date selected by FPIL and notified immediately to the NZSE as the "Separation Date" for the purposes of the Separation Agreement and the Separation Arrangement, and being a date not later than 5 business days after the Record Date;


        TOTAL BORROWINGS means all borrowings of the Fisher & Paykel Group including:


        (a) (i)  term borrowings;


            (ii) term borrowings (current);


            (iii) bank overdraft; and

            (iv) call borrowings; less


        (b) cash and bank balances,


        but excluding all borrowings of the finance business;


        TOTAL BORROWINGS ATTRIBUTABLE TO APPLIANCES means the amount agreed by FPIL and FPAH as at the date of the Separation Arrangement Agreement to be the total borrowings of the appliances business for the purposes of clause 2.1(b)(ix) of this Separation Arrangement Plan;


        TRANSFER AGENT means Computershare Registry Services Limited;


        U.S. HEALTHCARE OFFER means the offer and sale by FPAH primarily to U.S. investors under a U.S. public offering registered with the U.S. Securities and Exchange Commission, as well as to certain qualifying investors in other selected jurisdictions, of approximately 18% of the FPHC Shares outstanding immediately following the acquisition of the appliances and finance businesses of FPIL by FPAH under the Separation Arrangement; and


        US$ and US DOLLARS means the lawful currency of the United States.


1.2     HEADINGS AND REFERENCES

        The division of this Separation Arrangement Plan into clauses and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Separation Arrangement Plan. Unless otherwise specified, references to clauses are to clauses of this Separation Arrangement Plan.


1.3     CURRENCY

        Except as expressly indicated otherwise, all sums of money referred to in this Separation Arrangement Plan are expressed and shall be payable in New Zealand dollars.


1.4     TIME

        Time is of the essence in each and every matter or thing provided in this Separation Arrangement Plan. Unless otherwise indicated, all times expressed in this Separation Arrangement Plan are local time, Auckland, New Zealand.


2.      THE SEPARATION ARRANGEMENT

2.1 Subject to any amendments to the Separation Arrangement made in accordance with the Separation Arrangement Agreement, the following will occur on the dates specified and sequentially in the specified order without any further act or formality, except as otherwise provided:


        (a) At close of trading on the NZSE on the Record Date, the FPIL share register will be closed.

        (b) On the Separation Date:


            (i) FPIL will buy back from the trustees of the Existing Employee Share Schemes all unallocated FPIL Shares existing as at the Record Date in consideration for a cash payment per FPIL Share of an amount to be agreed in writing between FPIL and the trustees of the Existing Employee Share Schemes based on FPIL's and the trustees' assessment of the fair value of the FPIL Shares, and the FPIL share register will be amended accordingly;


            (ii) FPAH will acquire from each FPIL Shareholder recorded on the FPIL share register at the close of trading on the NZSE on the Record Date 472 of each 1,000 FPIL Shares held by that FPIL Shareholder and 47.2% of any parcel of less than 1000 FPIL Shares held by that FPIL Shareholder (rounded to the nearest whole number), in consideration of:


                  (A) for every 472 FPIL Shares acquired from that FPIL Shareholder, the issue of 550 fully paid FPAH Shares, and for any 47.2% portion of any parcel of less than 1000 FPIL Shares held by that FPIL Shareholder, such number of fully paid FPAH Shares such that the ratio of FPIL Shares acquired out of that parcel to FPAH Shares issued for such FPIL Shares equals the ratio of FPIL Shares acquired to FPAH Shares issued applicable per 1000 FPIL Shares held, with fractional entitlements rounded to the nearest whole number; and


                 (B) a cash payment amount equal to that FPIL Shareholder's pro rata entitlement to the difference between the gross amount raised from the sale of FPHC Shares under the U.S. Healthcare Offer referred to in clause 2.1(b)(xi) and $105 million, with such cash payment amount being paid to each FPIL Shareholder upon completion of the U.S. Healthcare Offer.


            (iii) FPAH will be entered in the share register of FPIL as the holder of the FPIL Shares transferred to it pursuant to clause 2.1(b)(ii);


            (iv) each FPIL Shareholder will cease to be a FPIL Shareholder in respect of the FPIL Shares that FPIL Shareholder transferred to FPAH, and will be entered on the share register of FPAH as the holder of the FPAH Shares which that FPIL Shareholder is entitled to receive pursuant to clause 2.1(b)(ii);


            (v) the 3,000 FPAH Shares held by FPIL (having a value of $3,000) will be cancelled upon payment of $3,000 to FPIL and FPIL will cease to be a holder of FPAH Shares;


            (vi) FPIL will buy back from FPAH 18,200,000 FPIL Shares in consideration for a cash payment per FPIL Share of an amount to be agreed in writing between FPIL and FPAH based on FPIL's and FPAH's assessment of the fair value of the FPIL Shares, and the FPIL share register will be amended accordingly;


            (vii) FPAH will subscribe for a minimum of 100 million fully paid shares in AF Investments (at a purchase price of $1.00 per AF Investments Share) and will loan moneys to AF Investments such that the aggregate dollar amount of subscription and loan moneys paid to AF Investments pursuant to this clause 2.1(b)(vii) equals the amount received by FPAH from FPIL under clause 2.1(b)(vi);

\            (viii) AF Investments will borrow the External Borrowing Amount from external lenders;


            (ix) AF Investments will purchase from FPIL all of the shares in Fisher & Paykel Limited and Fisher & Paykel Finance Limited at a total purchase price of $309 million being FPIL's and AF Investments' assessment of the fair value of those shares taking into account (in respect of the shares of Fisher & Paykel Limited) Total Borrowings Attributable to Appliances;


            (x)     The name of FPIL will change to FPHC; and


            (xi) Upon completion of the transaction steps in clause 2.1(b)(i) to (ix) and the change of name in clause 2.1(b)(x), subject to the price obtained under the U.S. Healthcare Offer being acceptable to each of the board of directors of FPAH and the board of directors of FPHC (each acting reasonably and in good faith and in what they believe to be in the best interests of their respective companies and the shareholders of their respective companies, after taking appropriate advice), FPAH and FPHC will enter into:


                    (A) an underwriting agreement with the underwriters of the U.S. Healthcare Offer to sell pursuant to the U.S. Healthcare Offer approximately 18% of the FPHC Shares then outstanding (being a portion of the FPHC Shares acquired by it from FPHC Shareholders pursuant to the transaction step in clause 2.1(b)(ii)) and granting the Over-allotment Option; and


                    (B) an agreement under which FPHC agrees to issue to FPAH such number of FPHC Shares as FPAH is obliged to sell to the underwriters of the U.S. Healthcare Offer upon exercise of the Over-allotment Option.


        (c) On or as soon as practicable following the Completion Date:


            (i) FPAH will loan an amount equal to the External Borrowing Amount to AF Investments;


            (ii) AF Investments will repay the External Borrowing Amount referred to in clause 2.1(b)(viii);


            (iii) FPHC and FPAH will jointly cause the Transfer Agent to forward, or cause to be forwarded, by mail to each FPHC Shareholder at the address specified in the FPHC share register (or to such other person (at such address) as such FPHC Shareholder may direct) a statement confirming their holding of FPAH Shares and FPHC Shares; and


            (iv) FPAH will cause the Transfer Agent to forward, or cause to be forwarded, by mail to each FPHC Shareholder at the address specified in the FPHC share register (or to such other person (at such address) as such FPHC Shareholder may direct) the cash payment amount to which they are entitled pursuant to clause 2.1(b)(ii)(B).


        (d) If the Over-allotment Option is exercised, FPHC will issue FPHC Shares to FPAH in accordance with the terms of the agreement between FPAH and FPHC referred to in clause 2.1(b)(xi)(B) and FPAH will on sell those FPHC Shares to the underwriters of the U.S. Healthcare Offer in accordance with the terms of the Over-allotment Option.

2.2 If for any reason the sale of FPHC Shares pursuant to the U.S. Healthcare Offer does not close, or the proceeds of the sale of FPHC Shares pursuant to the U.S. Healthcare Offer are not received by FPAH, on or before 5pm on the date that is 10 business days after the Record Date, then the Separation Arrangement steps set out in clause 2.1 are to be reversed as follows:


        (a) on the date that is 11 business days after the Record Date the following transactions will occur sequentially in the following order without any further act or formality, except as otherwise provided:


            (i)  the name of FPIL (then FPHC) will change back to FPIL;


            (ii) FPIL will reacquire from AF Investments all of the shares in
                 Fisher & Paykel Limited and Fisher & Paykel Finance Limited at a total purchase price of $309 million;


            (iii) AF Investments will repay the External Borrowing Amount referred to in clause 2.1(b)(viii);


            (iv) AF Investments will buy back all the AF Investments Shares issued to FPAH pursuant to clause 2.1(b)(vii) at the purchase price of $1.00 per AF Investments Share and repay the loan made to it by FPAH as referred to in that clause;


            (v) FPIL will issue 18,200,000 FPIL Shares to FPAH in consideration for the cash payment per FPIL Share agreed between FPAH and FPIL as referred to in clause 2.1(b)(vi); and


            (vi) FPAH will amalgamate into FPIL and FPIL will issue such number of FPIL Shares to the holders of FPAH Shares as equals the number of FPIL Shares acquired by FPAH from such holders of FPAH Shares (in their then capacity as FPIL Shareholders) pursuant to clause 2.1(b)(ii) in consideration for the cancellation of their FPAH Shares and the cancellation of the obligation of FPAH to make the cash payment referred to in clause 2.1(b)(ii)(B); and


        (b) the share registers of FPIL, FPAH, AF Investments, Fisher & Paykel Limited and Fisher & Paykel Finance Limited will be amended to reflect the transactions set out in clause 2.2(a).


3.      AMENDMENTS

        Any amendments to the Separation Arrangement made in accordance with clause 10 of the Separation Arrangement Agreement will become part of the Separation Arrangement for all purposes and clause 2 shall be deemed amended as necessary to incorporate such amendments.

SCHEDULE 2: FISHER & PAYKEL GROUP


    [Table Illustrating Fisher & Paykel Industries Limited and Subsidiaries
                             Organizational Chart]


Footnote 1:    Hill & Stewart Appliances Limited is a subsidiary of FPIL with
               49% of the shares held via a nominee company and voting rights over other shares

SCHEDULE 3: CONDITIONS

The obligations of each of FPIL and FPAH to complete the transactions contemplated by this Agreement will be subject to the fulfilment, or the waiver (where applicable) by each of them, of each of the following conditions at or prior to the Separation Date:


        (a) the Interim Court Orders will have been obtained in form and substance satisfactory to each of them, acting reasonably;


        (b) the Separation Arrangement will have been approved at the Annual Shareholders Meeting in accordance with the Interim Court Orders;


        (c) the Final Court Orders will have been obtained in form and substance satisfactory to each of them, acting reasonably;


        (d) the matters referred to in paragraphs (ii) and (iii) of clause 5.1(a) will have been attended to and obtained on terms and conditions acceptable to each of FPIL and FPAH as applicable;


        (e) any applicable waiting periods will have expired without any action being taken or threatened by any competent authority which would restrain or prevent the Separation Arrangement or otherwise impose conditions that are Materially Adverse to FPIL or FPAH and their respective Subsidiaries (in each case taken as a whole), to the implementation of the Separation Arrangement, to the Appliances Companies and the Finance Companies (taken as a whole) or to the Healthcare Companies (taken as a whole);


        (f) no judgement or order will have been issued by any of the Agencies and no Law shall have been proposed, enacted, promulgated or applied:


            (i) to prohibit or impose material limitations or conditions on or to the implementation of the Separation Arrangement; or


            (ii) that, if the Separation Arrangement were completed, would be
                 Materially Adverse to FPIL or FPAH and their respective Subsidiaries (in each case taken as a whole), to the Appliances Companies and the Finance Companies (taken as a whole) or to the Healthcare Companies (taken as a whole);


        (g) conditional approval (subject to filing documentation only) of listing of FPAH shares on the NZSE and of listing of the FPIL Shares on the NASDAQ;


        (h) the FPHC Shares offered under the U.S. Healthcare Offer will have achieved a share price that is acceptable to each of the board of directors of FPAH and the board of directors of FPHC (each acting reasonably and in good faith and in what they believe to be in the best interests of their respective companies and the Shareholders of their respective companies, after taking appropriate advice);


        (i) funding arrangements (including any arrangements entered into in connection with such funding arrangements) will have been put in place for each of:


            (A)  the Healthcare Companies; and


            (B) FPAH and the Appliances Companies and Finance Companies, in each case on terms and conditions satisfactory in all respect to those companies respectively; and any third party funding arrangements (or arrangements associated with such funding arrangements) in respect of which any of the Healthcare Companies has any obligation but which is not properly attributable to the healthcare business carried on by the Fisher & Paykel Group prior to the Separation Date will have been repaid or otherwise assumed by FPAH, the Appliances Companies and/or the Finance Companies;


        (j) no event shall have occurred which, in the opinion of the board of directors of FPIL acting reasonably and in good faith, is of such a material nature that it is no longer prepared to recommend the Separation Arrangement to the FPIL shareholders.

SCHEDULE 4:  APPLIANCES COMPANIES, FINANCE COMPANIES AND HEALTHCARE COMPANIES

APPLIANCES COMPANIES


    -    Fisher & Paykel Limited

    -    NZ Exports Corporation Limited

    -    Fisher & Paykel (Singapore) Pte Limited

    -    Fisher & Paykel Appliances Limited (UK)

    -    Fisher & Paykel Appliances Inc

    -    Fisher & Paykel Production Machinery Limited

    -    Allied Industries Limited

    -    Fisher & Paykel Australia Holdings Limited

    -    Fisher & Paykel Australia Pty Limited

    -    Fisher & Paykel Manufacturing Pty Limited

    -    Fisher & Paykel Service Pty Limited

    -    Fisher & Paykel Finance Pty Limited

    -    Fisher & Paykel Customer Services Pty Limited

    -    Hill & Stewart Appliances Limited


FINANCE COMPANIES


    -    Fisher & Paykel Finance Limited

    -    Lifestyle Finance Limited

    -    Burtlea Investments No 93 Limited

    -    Consumer Finance Limited

    -    Commercial Finance Limited

    -    E-Claims.co.nz Limited

    -    CIS Insurance Limited

    -    Consumer Finance Corporation Limited

    -    Consumer Insurance Services Limited

    -    Equipment Finance Limited


HEALTHCARE COMPANIES


    -    Fisher & Paykel Industries Limited

    -    Fisher & Paykel Holdings Inc (USA)

    -    Fisher & Paykel Healthcare Limited

    -    Fisher & Paykel Healthcare Limited (UK)

    -    Fisher & Paykel Healthcare Pty Limited

    -    Fisher & Paykel Holdings GmbH (Germany)

    -    Fisher & Paykel Healthcare SAS (France)

    -    Fisher & Paykel Healthcare GmbH & Co Kg (Germany)

    -    Fisher & Paykel Healthcare Properties Limited

    -    Fisher & Paykel Healthcare Inc

SCHEDULE 5:  MISPLACED ASSETS AND LIABILITIES

1.      INTERPRETATION

1.1     DEFINITIONS

        In this Schedule 5, unless the context otherwise requires:


        ASSET HOLDER means, in respect of any Misplaced Asset, the party that is (or the Subsidiary of which is) the holder of the Misplaced Asset that is properly attributable to the business carried on by the Business Holdco;


        BUSINESS HOLDCO means, in respect of any Misplaced Asset or Misplaced Liability, the party that is carrying on the business to which the Misplaced Asset or Misplaced Liability is properly attributable;


        CLAIM means any demand, claim (including, without limitation, any tax claim) or legal proceeding issued, or action taken or threatened to be taken, against a party or any of its Subsidiaries (the INDEMNIFIED PARTY) for which the Indemnified Party has a right under this Schedule 5 to be indemnified against by the other party (the INDEMNIFYING PARTY);


        CONTRACTING HOLDCO has the meaning ascribed to it in clause 5;


        EXPERT means a person agreed between the parties, or failing agreement within three business days after a written nomination by either party, at the request of either party, the expert selected by the President of the New Zealand Law Society from a "panel" of nominees comprising one person nominated as expert by each party;


        LIABILITY HOLDER means, in respect of any Misplaced Liability, the person that is (or the Subsidiary of which is) the holder of the Misplaced Liability that is properly attributable to the business carried on by the Business Holdco;


        MISPLACED ASSET has the meaning ascribed to it in clause 2;


        MISPLACED LIABILITY has the meaning ascribed to it in clause 3; and


        NOTIFICATION DATE means, in respect of the any Misplaced Asset or Misplaced Liability, the date on which notification of the Misplaced Asset or Misplaced Liability is received by the notified party.


1.2     CONSTRUCTION OF CERTAIN REFERENCES


        In this Schedule 5, unless the context otherwise requires:


        (a) any reference to an ASSET HOLDER, LIABILITY HOLDER or BUSINESS HOLDCO, OR A PARTY, TAKING OR OMITTING TO TAKE ANY ACTION includes that person procuring any of its Subsidiaries to take or omit to take that action; and


        (b) if a SUBSIDIARY OF A BUSINESS HOLDCO HAS BEEN IDENTIFIED BY THE BUSINESS HOLDCO AS THE APPROPRIATE HOLDER OF A MISPLACED ASSET OR MISPLACED LIABILITY, as contemplated in clauses 2 or 3, without prejudice to the obligations under this

            Schedule 5 of the Business Holdco, references to THE BUSINESS HOLDCO, in that context, shall be to that Subsidiary as appropriate.


1.3     CLAUSES


        In this Schedule 5, unless otherwise specified, references to clauses are to clauses of this Schedule 5.


2.      MISPLACED ASSETS

2.1     MISPLACED ASSETS

        If after the Separation Date either party identifies any asset (the MISPLACED ASSET):


        (a) held by FPHC or any of its Subsidiaries that is properly attributable to the appliances or finance business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPAH and its Subsidiaries on or after the Separation Date; or


        (b) held by FPAH or any of its Subsidiaries that is properly attributable to the healthcare business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPHC and its Subsidiaries on or after the Separation Date, it will notify the other not later than 30 days after the date on which such identification is made. The parties will then respectively procure the transfer and assignment with effect from the Separation Date of all the right, title and interest in and to the Misplaced Asset to FPAH or FPHC respectively (or any Subsidiary thereof nominated by FPAH or FPHC (as applicable)) for fair market value as agreed by the parties and payable in cash not later than 30 days after the date on which notification of the Misplaced Asset pursuant to this clause 2.1 is received by the relevant party. For this purpose, the Asset Holder shall, as soon as reasonably practicable, execute and deliver to the Business Holdco such documents and take such steps as may be reasonably required by the Business Holdco to vest in the Business Holdco legal title to the Misplaced Asset; provided that if no such documents or steps are required, by this clause, the Asset Holder transfers and assigns, with effect as of the Separation Date, all its right, title and interest in and to the Misplaced Asset to the Business Holdco.


2.2     CONSENTS OR WAIVERS; NOVATION

        If any Misplaced Asset cannot effectively be assigned or transferred without first obtaining a consent or waiver from a third person or except by agreements of novation, the Asset Holder shall (upon request of the Business Holdco) take all reasonable steps to procure that any necessary consent or waiver is obtained or any agreement of novation is entered into, and the Business Holdco shall co-operate with the Asset Holder and any of its Subsidiaries for such purpose.


2.3     NOMINEE AND AGENT

        (a) To the extent that the legal and beneficial right, title and interest in any Misplaced Asset has not been transferred and assigned pursuant to clause 2.1, the Asset Holder will hold the Misplaced Asset as nominee and agent for the Business Holdco until legal title to the Misplaced Asset has passed to the Business Holdco and will account to the Business Holdco, promptly upon receipt, for any benefit received by it in respect of the Misplaced Asset.

        (b) Clauses 2.1 and 2.3(a) shall not apply to any Misplaced Asset where this would result in the Asset Holder being in breach of any terms on which the Misplaced Asset is held, but in such case the Asset Holder and the Business Holdco, each acting reasonably, shall use all reasonable endeavours to conclude (at the cost of the Business Holdco) a further arrangement which enables the Business Holdco or such Subsidiary of the Business Holdco as the Business Holdco shall identify as the appropriate holder of the Misplaced Asset to obtain the benefit of the Misplaced Asset with effect as at the Separation Date.


2.4     CONTINUING ARRANGEMENTS

        The following provisions of this clause 2.4 apply to any Misplaced Asset to which clause 2.3 applies:


        (a) in respect of clause 2.3(a) only, beneficial ownership and risk in respect of the Misplaced Asset shall pass to the Business Holdco as at the Separation Date;


        (b) from (and including) the Notification Date, the Business Holdco shall perform and comply with or, if that is not possible or practicable, (at the cost of the Business Holdco) assist the Asset Holder and any of its Subsidiaries to perform and comply with, any obligations that the Asset Holder or such Subsidiary may have in relation to the Misplaced Asset;


        (c) subject to clause 2.4(b), from (and including) the Notification Date, the Asset Holder will:


            (i) subject to subparagraph (ii) of this clause 2.4(c), continue to perform and comply with any obligations that it or any of its Subsidiaries may have in relation to the Misplaced Asset; and


            (ii) comply with any lawful direction from the Business Holdco with respect to the Misplaced Asset (provided that the Asset Holder shall not be obliged to comply with any such direction if to do so would prejudice it in a manner or to an extent for which it is not compensated by the provisions of this Schedule 5); and


        (d) the Business Holdco will indemnify the Asset Holder or any of its Subsidiaries upon demand from and against any and all losses, damages, liabilities, claims, costs and expenses of whatever nature (including, without limitation, tax) sustained or incurred by the Asset Holder or such Subsidiary (as applicable) under or in connection with the Misplaced Asset (including, without limitation, all costs and expenses (including all legal expenses on a solicitor and own client basis and any tax) incurred by the Asset Holder or such Subsidiary in the performance of the obligations of the Asset Holder under this clause 2.4).


2.5     COSTS

        To the extent not indemnified against under clause 2.4(d), all costs and expenses (including legal expenses on a solicitor and own client basis and any tax) incurred by the Asset Holder or any of its Subsidiaries in the performance of the obligations of the Asset Holder under this clause 2 will be paid by the Business Holdco, or reimbursed to the Asset Holder or such Subsidiary (as applicable), upon demand and presentation of such documentation as may be reasonably required to evidence such costs and expenses.

3.      MISPLACED LIABILITIES

3.1     MISPLACED LIABILITIES


        If after the Separation Date either party identifies any liability (the MISPLACED LIABILITY):


        (a) held by FPHC or any of its Subsidiaries that is properly attributable to the appliances or finance business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPAH and its Subsidiaries on or after the Separation Date; or


        (b) held by FPAH or any of its Subsidiaries that is properly attributable to the healthcare business as carried on by the Fisher & Paykel Group prior to the Separation Date and by FPHC and its Subsidiaries on or after the Separation Date, it will notify the other not less than 30 days after the date on which the identification is made. The parties will then respectively:


            (i) take such steps as may be reasonably required to obtain the consent of each relevant obligee under the Misplaced Liability to the entry into of arrangements whereby the obligations of the Liability Holder and any of its Subsidiaries under the Misplaced Liability are novated to the Business Holdco or to such Subsidiary of the Business Holdco as the Business Holdco shall identify as the appropriate holder of that Misplaced Liability and as shall be acceptable to the relevant obligee; and


            (ii) to the extent that such consents are obtained, enter into agreements of novation with any relevant obligees under which, with effect as of the Separation Date, the relevant novatees shall assume the obligations of the relevant novators under the Misplaced Liability and the relevant novators are released from their obligations under the Misplaced Liability.


3.2     CONTINUING ARRANGEMENTS

        The following provisions of this clause 3.2 shall apply to any Misplaced Liability to the extent that the Misplaced Liability is not novated pursuant to clause 3.1:


        (a) risk and liability in respect of the Misplaced Liability shall pass to the Business Holdco as at the Separation Date;


        (b) from (and including) the Notification Date, the Business Holdco shall perform and comply with the Misplaced Liability in accordance with its terms as if it were the original obligor thereof, or if that is not possible or practicable, (at the cost of the Business Holdco) assist the Liability Holder and any of its Subsidiaries to perform and comply with any obligations that the Liability Holder or such Subsidiary may have in relation to the Misplaced Liability;


        (c) subject to clause 3.2(b), from (and including) the Notification Date, the Liability Holder will:


            (i) subject to sub-paragraph (ii) of this clause 3.2(c), continue to perform and comply with any obligations that it or any of its Subsidiaries may have in relation to the Misplaced Liability; and

            (ii) comply with any lawful direction from the Business Holdco with respect to the Misplaced Liability (provided that the Liability Holder shall not be obliged to comply with any such direction if to do so would prejudice it in a manner or to an extent for which it is not compensated by the provisions of this Schedule
                 5); and


        (d) the Business Holdco shall indemnify the Liability Holder and any of its Subsidiaries from and against any and all losses, damages, liabilities, claims, costs and expenses of whatever nature (including, without limitation, tax) sustained or incurred by the Liability Holder or such Subsidiary (as applicable), under or in connection with the Misplaced Liability (including, without limitation, all costs and expenses (including all legal expenses on a solicitor and own client basis and any tax) incurred by the Liability Holder or such Subsidiary in the performance of the obligations of the Liability Holder under this clause 3.2).


3.3     COSTS

        To the extent not indemnified against under clause 3.2(d), all costs and expenses (including legal expenses on a solicitor and own client basis and any tax) incurred by the Liability Holder or any of its Subsidiaries in the performance of the obligations of the Liability Holder under this clause 3 will be paid by the Business Holdco, or reimbursed to the Liability Holder or such Subsidiary (as applicable), upon demand and presentation of such documentation as may be reasonably required to evidence such costs and expenses.


4.      LIMITATION ON OBLIGATIONS

4.1     LIMITATION ON OBLIGATIONS OF BUSINESS HOLDCO

        For the avoidance of doubt, it is acknowledged that the Business Holdco shall not have any obligations under this Schedule 5 to the Asset Holder or Liability Holder (as applicable) of any Misplaced Asset or Misplaced Liability in excess of the obligations to the third person which the Asset Holder or Liability Holder is able to meet from its own assets, without any recourse to the provisions of this Schedule 5.


4.2     LIMITATION ON OBLIGATIONS OF ASSET HOLDER OR LIABILITY HOLDER

        Notwithstanding any other provision of this Schedule 5, the Asset Holder (in respect of any Misplaced Asset) or the Liability Holder (in respect of any Misplaced Liability) shall not have any obligation to the Business Holdco under this Schedule 5 to perform or comply with any obligations it or any of its Subsidiaries may have in relation to the Misplaced Asset or Misplaced Liability respectively in excess of the obligation the Business Holdco would have if the Business Holdco was directly responsible for such obligation.


4.3     MONETARY LIMITATIONS

        No party shall have a right to indemnification under this Schedule 5 unless:


        (a) the amount payable by way of indemnity equals or exceeds
            $200,000; or


        (b) the party has a number of indemnity claims and the aggregate amount payable by way of indemnity under such claims (including any amount payable under paragraph (a) of this clause 4.3) equals or exceeds $500,000 in which case the party will be entitled to payment of each and every such indemnity amount.

5.      PRESERVATION OF RIGHTS AND OBLIGATIONS/CO-OPERATION

5.1     NOT ALTER POSITION

        Where the Asset Holder or Liability Holder (or a Subsidiary thereof) (the CONTRACTING HOLDCO) holds any Misplaced Assets or Misplaced Liabilities which are contracts to which the Contracting Holdco or any such Subsidiary is a party or other chose in action under which the Contracting Holdco or any such Subsidiary has rights or obligations, it will not, at any time, except with the prior consent of the Business
        Holdco:


        (a) amend or vary, or consent to any amendment or variation of, any such contract or other chose in action;


        (b) avoid, terminate, rescind, repudiate, discharge (other than by performance) or accept the termination, recission, repudiation or discharge (other than by performance) of any such contract or other chose in action;


        (c) expressly or impliedly waive any right, or grant any consent under any such contract or other chose in action; or


        (d) release any party from any of its obligations under any such contract or other chose in action.

5.2     ASSISTANCE/INFORMATION

        Each party shall co-operate with, and render such assistance, make such disclosures and provide such information to, the other and its Subsidiaries as will ensure that after the Notification Date, as far as reasonably practicable in respect of any Misplaced Asset or Misplaced Liability, the Business Holdco or such Subsidiary will be able to deal with the Misplaced Asset or Misplaced Liability, and generally so conduct themselves in relation to such Misplaced Asset or Misplaced Liability, as if it was the legal and beneficial owner or obligor (as the case may be) thereof.


5.3     CO-OPERATION

        The parties shall co-operate in effecting any transfer of the ownership of any assets or liabilities as described in this Schedule 5 in the most tax effective manner reasonably available to each party.


6.      DISPUTE RESOLUTION

6.1     DISPUTE RESOLUTION

        If either party disputes the proper attribution of any asset or liability notified to it pursuant to clause 2 or clause 3, it shall give written notice to the other not later than 30 days after the date on which notification of such asset or liability is received by the notified party, setting out sufficient detail to enable the other to respond. If the parties then cannot agree the proper attribution of such asset or liability within 5 business days of the date of receipt of the dispute notice, or if the parties cannot agree the fair market value of any Misplaced Asset within [5 business days] of the date on which notification of the Misplaced Asset pursuant to clause 2.1 is received by the relevant party, the matter shall be referred on the application of either party to the Expert for determination. The Expert:

        (a) will be deemed to act as an expert and not as an arbitrator;


        (b) must be instructed to notify its determination to the parties within 14 days of its appointment by a written determination which shall (in the absence of manifest error) be final and binding on the parties;


        (c) must make its determination by reference to the terms of this
            Schedule 5; and


        (d) will have the right to call for information from either party relevant to the determination it is required to make.


6.2     CO-OPERATE WITH EXPERT

        The parties must do all things reasonably required to co-operate with the Expert in resolving the dispute and each will be entitled to submit written representations to the Expert in connection with the dispute. The parties will provide to the Expert, promptly following its request, any information that the Expert (acting reasonably) considers to be relevant to its determination.


6.3     COSTS

        The parties shall bear their own costs of and incidental to this clause 6 and shall share equally the costs of the Expert.


7.      LITIGATION

7.1     NOTIFICATION OF CLAIM

        If, after the Separation Date, a party or any of its Subsidiaries receives notice of any Claim, as a condition to it being entitled to be indemnified under this Schedule 5, the party will promptly notify the Indemnifying Party of that Claim (and provide copies of any documentation relating to that Claim received by it).


7.2     LIMITATION ON INDEMNITIES

        The indemnities in this Schedule 5 shall not apply in respect of a Claim to the extent of any actual prejudice caused to the Indemnifying Party if the Indemnified Party:


        (a) fails to promptly notify the Indemnifying Party as required in clause 7.1;


        (b) admits any facts or allegations concerning the Claim;


        (c) admits liability in respect of the Claim; or


        (d) settles the Claim;


        without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

7.3     INDEMNIFYING PARTY MAY DEFEND

        Subject to clause 7.4, if the Indemnifying Party acknowledges that it is liable to indemnify the Indemnified Party in respect of a Claim, the Indemnifying Party shall be entitled to conduct the defence of such Claim under its sole management and control and at its sole cost (including any reasonable management, legal or other costs incurred by the Indemnified Party at the request of the Indemnifying Party) and, for that purpose, to institute such legal and other proceeding (including cross-claims) in the name of the Indemnified Party as it thinks fit.


7.4     NO PREJUDICE

        In defending any Claim, the Indemnifying Party shall act in a manner that does not unreasonably prejudice the Indemnified Party's reputation in a manner or to an extent for which the Indemnified Party is not compensated by the provisions of this Schedule 5 and shall take into account the Indemnified Party's reasonable requests in this respect.


7.5     REASONABLE ASSISTANCE AND CO-OPERATION

        For so long as the Indemnifying Party is entitled to conduct the defence of such Claim and provided that the Indemnifying Party promptly pays all reasonable management, legal or other costs thereby incurred by the Indemnified Party, at the request of the Indemnifying Party, the Indemnified Party must, and must ensure that its officers and employees, promptly render all reasonable assistance and co-operation to the Indemnifying Party in the conduct of the relevant proceedings as, where and when the Indemnifying Party may direct.


7.6     ACCESS TO DOCUMENTS AND RECORDS

        If a Claim is made, the Indemnified Party shall give the Indemnifying Party reasonable access to the documents and records of the Indemnified Party, for the purpose of defending such Claim.


8.      INDEMNITIES CONTINUING AND SEPARATE

8.1     INDEMNITIES CONTINUING

        Indemnities in this Schedule 5:


        (a) shall be continuing and primary obligations of the applicable party;


        (b) shall be in addition to and shall not merge in or affect any other rights to which the indemnified person may be or become entitled; and


        (c) shall not be discharged or impaired by any act, omission, matter or thing which would or might, but for this clause 8, operate to impair or discharge the liabilities of any party under this Schedule 5, provided however that each party's obligations under the indemnities in this Schedule 5 do not extend to any losses, damages, liabilities, claims, costs or expenses:


            (i) to the extent sustained or incurred by the indemnified person as a result of it's the indemnified person's negligence, default or fraud; or

            (ii) to the extent of any actual prejudice caused to the
                 indemnifying party by any action of the indemnified person that is in breach, or outside the provisions, of this Schedule 5 and taken without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).


8.2     SEPARATE AND INDEPENDENT OBLIGATIONS

        The indemnities in this Schedule 5 shall be separate and independent obligations and shall give rise to separate and independent causes of action.


9.      PAYMENTS

9.1     PAYMENTS TO BE FREE AND CLEAR

        Each payment under this Schedule 5 is to be made:


        (a) free of any restriction or condition; and


        (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of tax or on any other account, whether by way of set-off, counterclaim or otherwise.


9.2     GROSSING-UP OF PAYMENTS

        If:


        (a) a party or any of its Subsidiaries or any person on behalf of the party or such Subsidiary is required by law to make a deduction or withholding for or on account of tax or on any other account, whether by way of set-off or otherwise, from an amount paid or payable by it pursuant to this Schedule 5; or


        (b) a party or any of its Subsidiaries or any person on behalf of the party or such Subsidiary is required by law to make a deduction or withholding from, or a payment on or calculated by reference to, an amount received or receivable pursuant to this Schedule 5(excluding tax on its overall net income), then the amount in respect of which that deduction, withholding or payment is required to be made is to be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the payee receives and retains (free from any liability in respect of that deduction, withholding or payment) a net amount equal to the amount which it would have received and so retained had no deduction, withholding or payment been required to be made; provided however that this clause 9.2 shall not apply to any amount paid or payable, or received or receivable, pursuant to clauses 2.3.


9.3     NOTICE OF LEGAL REQUIREMENTS

        If a party or any of its Subsidiaries is required to make a deduction, withholding or payment for or on account of tax or on any other account, the party is to notify the payee or payor (as applicable) promptly.

9.4     TIMELY PAYMENT TO TAX AUTHORITY

        If a party or any of its Subsidiaries is required to make a deduction, withholding or payment for or on account of tax or on any other account, the party is to account to the appropriate tax or other authority for the relevant amount within the time allowed, without incurring a penalty for late payment.


9.5     TAX RECEIPTS

        Promptly after a party or any of its Subsidiaries making a deduction, withholding or payment, the party is to deliver to the payee or payor (as applicable) a receipt or other documentation satisfactory to that payee or payor acting reasonably evidencing the deduction, withholding or payment.


9.6     TAX CREDIT

        If:


        (a) a party or any of its Subsidiaries, being the payee, is entitled to receive the benefit of any tax credit, tax deduction or similar benefit (a credit) by reason of any deduction, withholding or payment referred to in clause 9.2; and


        (b) the payor has on account of such deduction, withholding or payment made the increased payment required by clause 9.2,


        then the party shall use reasonable efforts to obtain the credit and, upon receipt of such credit (and to the extent that it can do so without prejudice to the retention of such credit), pay to the payor, or otherwise account for, such amount (if any) as equals the value to the payee in its opinion (acting reasonably) of that part of such credit as the payee considers allocable to such deduction, withholding or payment (having regard to all its dealings giving rise to similar credits in relation to the same tax period, and to the cost of obtaining the same). Nothing in this clause shall interfere with the right of the payee to arrange its tax affairs in whatever manner it deems fit, or oblige it to disclose any information relating to the assessment or computation of its tax liabilities or tax benefits and, in particular, the payee shall not be under any obligation to claim relief from its profits or similar tax liability in respect of any such deduction, withholding or payment in priority to any other reliefs, claims, credits or deductions available to it.


10.     COSTS

        Without prejudice to clauses 2.5 and 3.3, all reasonable costs (including all losses, damages, liabilities, claims and expenses) incurred as a result of the matters contemplated in this Schedule 5 in relation to any Misplaced Asset or Misplaced Liability shall be for the account of the Business Holdco that is carrying on the business to which the Misplaced Asset or Misplaced Liability is properly attributable. Such Business Holdco shall indemnify the other party and its respective Subsidiaries from and against any and all such costs.